Exhibit 10.1
THIRD AMENDMENT TO SALES AND SERVICES AGREEMENT
     THIS THIRD AMENDMENT TO SALES AND SERVICES AGREEMENT (hereafter “Third Amendment”) is made effective the 1st day of January, 2011 (the “Effective Date”) by and between Unifi Manufacturing, Inc., a North Carolina corporation (“Unifi”) and Dillon Yarn Corporation, a South Carolina corporation (“DYC”). Unifi and DYC are sometimes hereinafter collectively referred to as the “parties” or individually as a “party.”
RECITALS:
     WHEREAS, Unifi and DYC entered into a Sales and Services Agreement dated as of January 1, 2007 (the “Original Agreement”, the terms of which are incorporated herein by reference), a First Amendment To Sales and Services Agreement effective January 1, 2009 (the “First Amendment”, the terms of which are incorporated herein by reference) and a Second Amendment To Sales and Services Agreement effective January 1, 2010 (the “Second Amendment”, the terms of which are incorporated herein by reference). The Original Agreement, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as the “Sales Agreement”; and
     WHEREAS, the extended Term of the Sales Agreement expires on December 31, 2010; and
     WHEREAS, the parties desire to extend the Term of the Sales Agreement for an additional one (1) year period to December 31, 2011 in order to continue the orderly transition of the services provided by DYC to Unifi; and
     WHEREAS, the parties have agreed to amend certain provisions to the Sales Agreement as set forth below.
     NOW THEREFORE, in consideration of these premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Compensation for Services. Section 3(a) of the Sales Agreement is deleted in its entirety and replaced by the following provision:
     (a) As consideration for the Sales Services and the Transitional Services, and subject to Section 3(b), Unifi shall pay DYC advanced quarterly installments of $325,000 each for the first and second calendar quarters of 2011 (the “Base Amount”), and the parties shall enter into good faith negotiations to determine the Base Amount for the third and fourth quarters of 2011 and the corresponding level of Sales Services and Transactional Services therefore. In no event shall the negotiated Base Amounts for the third and fourth quarters of 2011 exceed $325,000 each. Unifi shall reimburse DYC for the reasonable travel and entertainment expenses (“T&E expenses”) of its Sales Staff and Executive Staff related to providing the Sales Services to Unifi pursuant to Unifi’s policies and procedures related to T&E expenses.
     Except as expressly stated herein, all of the other terms and conditions of the Sales Agreement shall continue in full and effect as originally written. Any capitalized terms set forth herein that are not expressly defined shall have the meaning ascribed thereto in the Sales Agreement. Should there be a conflict in the terms of this Third Amendment and the Original Agreement, as amended heretofore, the terms of this Third Amendment shall prevail and all applicable terms of the Sales Agreement shall be hereby deemed amended and modified as necessary to give effect to the intents and purposes of this Third Amendment.
     This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Third Amendment, this the 20th day of December, 2010.

UNIFI MANUFACTURING, INC.

By:	/s/ William L. Jasper

Name: William L. Jasper Title: President and C.E.O.

DILLON YARN CORPORATION

By:	/s/ Stephen Wener

Name: Stephen Wener Title: C.E.O.